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                                                                  EXHIBIT 10.7.2


                               [ANSELL LETTERHEAD]



Dear Jeff,

It is with pleasure that we confirm the terms and conditions of the continuation of your USA employment with Ansell, located at the Corporate Headquarters in Red Bank, NJ. These terms will be effective from 1 January 2000, and this letter replaces and supersedes all previous letters relating to the terms of your employment in the USA.

GROSS SALARY
Your initial gross salary is US$217,000. This is subject to Ansell's normal annual review process. Your initial review will be effective from July 1, 2000.

NOTIONAL BASE SALARY
Your Notional Base Salary, which is used mainly for the purposes of Australian Superannuation calculation, is A$184,600 per annum. This will be adjusted at the same time and by the same percentage as your Gross Salary.

INCENTIVE PLAN
You are eligible to participate in the Ansell Key Executive Plan.

EMERGENCY TRAVEL
In the event of family emergency, such as serious illness or death of a direct member of your family in Australia, Ansell will pay the cost of return economy class airfares for you and your spouse, as appropriate to the circumstances, to attend to the situation.

TAX CONSULTANCY
Ansell will reimburse the reasonable cost of tax consultancy provided by Arthur Anderson.

CAR ALLOWANCE
You will receive a car allowance in accordance with the Ansell USA Car Policy.

BUSINESS EXPENSES
All reasonable business expenses will be reimbursed upon the production of suitable vouchers/receipts and authorization of the Chief Executive Officer.

MEDICAL INSURANCE
You, and members of your immediate family residing with you, will be covered under the existing Ansell Plan.

TELEPHONE EXPENSES
Ansell will reimburse telephone charges, including phone installation, rental, business calls, and personal calls, to a limit of US$100 per month.

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                               [ANSELL LETTERHEAD]

ANNUAL LEAVE
You are entitled to four weeks per annum paid annual leave. Work schedules and public holidays, as observed by Ansell in New Jersey, will be followed.

AUSTRALIAN BENEFIT ARRANGEMENTS
You will retain your membership in the Pacific Dunlop Superannuation Plan, and Australian Long Service Leave will continue to accrue.

UNITED STATES RETIREMENT PLAN
You are eligible to participate in the Ansell Non-Qualified Retirement Plan.

You may contribute a portion of your normal salary and annual bonus to this Plan. In addition, Ansell will credit to your account in the Plan an amount not exceeding US$35,000 per year until June 30, 2002.

Upon completion of your employment in the USA, and repatriation to Australia, the balance of your account in the Plan will be paid to you.

DURATION,  REPATRIATION, & TERMINATION
Ansell will, at your written request, assist in obtaining for you a suitable alternative position within Ansell or Pacific Dunlop's Australian operations (or another location if mutually agreed). In the event that no suitable alternative position can be found within six months of your written request, Ansell will:

     a) repatriate you, your family and your household goods and personal effects to Melbourne, Australia and

     b) provide twelve months employment at the level of your Notional Base Salary with Ansell or the Pacific Dunlop Group, or twelve months salary continuance in lieu thereof.

Should termination be at Ansell's instigation without due cause, then a) and b) above would apply. Should you voluntarily terminate your employment at any time, a notice of 90 days would apply.

If, during your USA employment, Ansell offers you a transfer to another location more than 60 miles from your New Jersey residence, you may elect not to accept such relocation. In such circumstances, then a) and b) would apply.

Unless terminated earlier, Ansell may review the terms contained in this letter at any time after June 30, 2002.

SALE OF PRINCIPAL RESIDENCE
Ansell will reimburse reasonable expenses relating to the sale of your New Jersey home as a consequence of your return to Australia at the end of your USA employment, or at any time, if at Ansell's instigation.


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                               [ANSELL LETTERHEAD]

Should the selling price be less than the original purchase cost, Ansell will compensate you for 75% of this shortfall after not less than three years of continuous occupancy. If the selling price is greater than the original purchase cost, you will be required to pay Ansell 25% of this gain.

Jeff, we believe that the above records all the material terms for the continuation of your employment in the USA. Please acknowledge your understanding and agreement to the above terms by signing the enclosed copy and returning it to Phil Corke, Sr. VP Human Resources.

Yours sincerely,

/s/ Harry Boon

Harry Boon
Chief Executive Officer

I have read and understood the terms and conditions set out in this letter, and hereby acknowledge my acceptance of these terms of my USA employment.


Signature   /s/ Jeffrey Cox                         Date
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Name    Jeffrey Cox
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